October 19, 2018

Leane E. Cerven
Executive Vice President, General Counsel and Secretary
NORTHWEST INDIANA BANCORP
9204 Columbia Avenue
Munster, IN 46321

       Re: NORTHWEST INDIANA BANCORP
           Registration Statement on Form S-4
           Filed October 11, 2018
           File No. 333-227785

Dear Ms. Cerven:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jessica Livingston at 202-551-3448 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Financial
Services